Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of AutoWeb, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 24, 2021

GLOBAL VALUE INVESTMENT CORP.

By:	/s/ Jeffrey R. Geygan
	Name:	Jeffrey R. Geygan
	Title:	Chief Executive Officer

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan

/s/ Stacy A. Wilke
Stacy A. Wilke

/s/ James P. Geygan
James P. Geygan

/s/ Kathleen M. Geygan
Kathleen M. Geygan